UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 The persons identified on the cover page hereto (collectively, the “Hartman Group”) on March 31, 2025 filed a preliminary proxy statement (the “Preliminary Proxy Statement”) and an accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation.

On April 10, 2025, the Hartman Group distributed the following letter to shareholders:

April 10, 2025

Dear Silver Star Properties Shareholders,

The Death Knell for Haddock’s Leadership at Silver Star

Gerald Haddock disclosed yesterday that he was awarded 1 million shares of stock in Silver Star. As I have stated before, the Company could not get a large reputable compensation expert to endorse the proposed Haddock compensation because they deemed it excessive.

I have reached out to over 50 of the top shareholders in the Company regarding my anticipated proxy solicitation at the upcoming annual meeting of Silver Star. Of the 35 I talked to, 33 said that Haddock and his colleagues should be removed from the board. Only 2 are in favor of keeping them. The shareholders I talked to represent almost 20% of the Company’s total shares. Of these, 97% by share count want Haddock replaced. I believe that the two that initially favored Haddock will likely change their minds now that they know Haddock has awarded himself 1 million shares of stock.

The recent stock grant to Haddock I believe demonstrates a breach of fiduciary duty by Haddock and the other members of the Executive Committee, and represents the final nail in the coffin for their leadership. It looks like a move of desperation before he gets removed. When running a public company, CEOs and board members should always put the investors first. It is one thing to destroy a company, but it is even worse to pay yourself excessively when the value is dropping. By taking excessive compensation in both stock and salary, it is clear to the attorneys I have been talking to that Haddock is creating personal liability for himself. Over half of the shareholders that I talked to want to start a litigation against Haddock once he is removed to seek recovery.

If you are a shareholder interested in hearing more about our concerns regarding the Company and Haddock’s mismanagement, please email us at ir@hartman-investments.com the following information:

Name:

Email:

Phone:

Address:

Sincerely,

Al Hartman

***

Additional Information

The Hartman Group filed the Preliminary Proxy Statement and an accompanying universal proxy card with the SEC on March 31, 2025, and intends to file a definitive proxy statement to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of the Company and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation. STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY, IN EACH CASE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Preliminary Proxy Statement, and when available, the definitive proxy statement, and any amendments or supplements thereto, and any other documents (including the universal proxy card) at the SEC’s website (http://www.sec.gov). In addition, the Hartman Group will provide copies of the definitive proxy statement once available without charge upon request. Such requests should be directed to the proxy solicitor to be named in the definitive proxy statement when filed by the Hartman Group.

Certain Information Regarding Participants

The respective members of the Hartman Group and each of Brent Longnecker and Benjamin Thomas, who have been nominated by Allen Hartman for election as directors of the Company, are currently the participants in the proxy solicitation (collectively, the “Participants”). As of the date hereof, the Hartman Group may be deemed to beneficially own 5,230,860 shares of the Company’s common stock, representing ownership of approximately 7.92% of the Company’s common stock, based on the Company’s report in its Current Report on Form 8-K filed on November 12, 2024 that there were 66,425,433 shares of the Company’s common stock issued and outstanding. The other Participants (i.e., Messrs. Longnecker and Thomas) do not own any Company common stock. Additional information regarding the Participants is set forth in the Preliminary Proxy Statement and will be set forth in the definitive proxy statement and any other materials to be filed with the SEC in connection with the proxy solicitation by the Hartman Group.